Exhibit 8.2

Hunton & Williams LLP 1445 Ross Avenue Suite 3700 Dallas, TEXAS 75202 TeL 214 · 468 · 3300 Fax 214 · 468 · 3599 www.hunton.com

August 16, 2017	FILE NO.: 76677.000037

Xenith Bankshares, Inc.

One James Center

901 E. Cary Street, Suite 1700

Richmond, Virginia 23219

Re:	Federal Income Tax Opinion Issued to Xenith Bankshares, Inc. in Connection with the Merger of Xenith Bankshares, Inc. with and into Union Bankshares Corporation

Ladies and Gentlemen:

We have acted as special tax counsel to Xenith Bankshares, Inc., a Virginia corporation (“XBKS”), in connection with the merger (the “Merger”) of XBKS with and into Union Bankshares Corporation, a Virginia corporation (“UBSH”), with UBSH surviving, pursuant to the terms of that certain Agreement and Plan of Reorganization dated as of May 19, 2017, by and between XBKS and UBSH (the “Merger Agreement”). Pursuant to the requirements of Section 6.3(c) of the Merger Agreement, you have asked us to render an opinion with respect to the qualification of the Merger as a reorganization under Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”). Except as otherwise indicated, capitalized terms used herein shall have the meanings assigned to them in the Merger Agreement.

Set forth below is our opinion, together with the representations, assumptions and documents upon which we have relied in rendering our opinion.

A.           Documents Reviewed

In connection with the opinion rendered below, we have reviewed and relied upon the following documents:

1.          the Merger Agreement;

2.          the Joint Proxy Statement/Prospectus of UBSH and XBKS contained in the Registration Statement on Form S-4 originally filed with the Securities and Exchange Commission on August 16, 2017, as amended (the “Registration Statement”);

ATLANTA AUSTIN BANGKOK BEIJING BRUSSELS CHARLOTTE DALLAS HOUSTON LONDON LOS ANGELES McLEAN MIAMI NEW YORK NORFOLK RALEIGH RICHMOND SAN FRANCISCO TOKYO WASHINGTON www.hunton.com

Xenith Bankshares, Inc.

August 16, 2017

3.          the Certificates of XBKS and UBSH, delivered to us on or about August 16, 2017, with respect to various factual representations and certifications (collectively, the “Certificates”); and

4.          such other documents as we have deemed necessary or appropriate for purposes of this opinion.

B.           Representations

In connection with the opinion rendered below, we have reviewed and relied upon the factual representations set forth in the Certificates.

C.           Assumptions

In connection with the opinion rendered below, we have assumed that:

1.          all signatures on all documents submitted to us are genuine, that all documents submitted to us as originals are authentic, that all documents submitted to us as copies are accurate, that all information submitted to us is accurate and complete, and that all persons executing and delivering originals or copies of documents examined by us are competent to execute and deliver such documents;

2.          the Merger and the other transactions specified in the Merger Agreement will be consummated as contemplated in the Merger Agreement, without waiver of any material provision thereof;

3.          the Merger will be reported by XBKS and UBSH on their respective income tax returns in a manner consistent with the opinion set forth below; and

4.          the Certificates are true and accurate in all material respects as of the Effective Time of the Merger.

Xenith Bankshares, Inc.

August 16, 2017

D.           Opinion

Based solely upon the documents and assumptions set forth above and conditioned upon the initial and continuing accuracy of the factual representations set forth in the Certificates as of the date hereof and as of the date of the Effective Time of the Merger and subject to the limitations set forth herein and the assumptions, limitations and qualifications set forth in the Registration Statement:

1.          it is our opinion that the Merger shall qualify as a “reorganization” within the meaning of Section 368(a) of the Code; and

2.          the discussion in the section of the Registration Statement under the caption “MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES” constitutes our opinion under current law of the material United States federal income tax consequences of the Merger to shareholders of XBKS.

E.            Limitations

1.          Except as otherwise indicated, the opinions contained in this letter are based upon the Code and its legislative history, the Treasury regulations promulgated thereunder (the “Regulations”), judicial decisions, and current administrative rulings and practices of the Internal Revenue Service, all as in effect on the date of this letter. These authorities may be amended or revoked at any time. Any such changes may or may not be retroactive with respect to transactions entered into or contemplated prior to the effective date thereof and could significantly alter the conclusions reached in this letter. There is no assurance that legislative, judicial, or administrative changes will not occur in the future. We assume no obligation to update or modify this letter to reflect any developments that may occur after the date of this letter.

2.          The opinions expressed herein represent counsel’s best legal judgment and are not binding upon the Internal Revenue Service or the courts and are dependent upon the accuracy and completeness of the documents we have reviewed under the circumstances, the assumptions made and the factual representations contained in the Certificates. To the extent that any of the factual representations provided to us in the Certificates are with respect to matters set forth in the Code or the Regulations, we have reviewed with the individuals making such factual representations the relevant portions of the Code and the applicable Regulations and are reasonably satisfied that such individuals understand such provisions and are capable of making such factual representations. We have made no independent investigation of the assumptions set forth above, the facts contained in the documents or the factual representations set forth in the Certificates or the Merger Agreement. No facts have come to our attention, however, that would cause us to question the accuracy and completeness of such assumptions, facts or documents in a material way. Any material inaccuracy or incompleteness in these documents, assumptions or factual representations (whether made by XBKS or UBSH) could adversely affect the opinions stated herein.

Xenith Bankshares, Inc.

August 16, 2017

3.          No opinion is expressed as to any federal income tax consequence of the Merger or the other transactions contemplated by the Merger Agreement except as specifically set forth herein, and this opinion may not be relied upon except with respect to the consequences specifically discussed herein. This opinion does not address the various state, local or foreign tax consequences that may result from the Merger or the other transactions contemplated by the Merger Agreement.

4.          This opinion letter may be filed as an exhibit to the Registration Statement. Furthermore, we consent to the reference to Hunton & Williams LLP under the captions “Material United States Federal Income Tax Consequences of the Merger” and “Legal Opinions” in the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Hunton & Williams LLP